UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 30, 2004 (August 24, 2004)

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington	98144

(Address of Principal Executive Offices)	Zip Code

(206) 832-4000

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

     On August 24, 2004, Loudeye Corp. (“Loudeye,” “we,” “us” or “our”) received a notice from the Nasdaq Listing Qualifications staff indicating that Loudeye has failed to timely file its quarterly report on Form 10-Q for the period ended June 30, 2004, as required by Nasdaq Marketplace Rule 4310(c)(14). This delisting notification is standard procedure when a Nasdaq listed company fails to complete a required filing in a timely manner.

     On August 30, 2004, Loudeye stated that it expects to file its quarterly report on Form 10-Q for the quarter ended June 30, 2004, shortly. To ensure it remains listed until it can file its Quarterly Report and regain compliance with all applicable listing standards, Loudeye took the additional step to file an appeal of the delisting notification to the NASDAQ Listings Qualifications Panel. The filing of this appeal will prevent the delisting of Loudeye’s securities until Loudeye regains compliance with all applicable listing standards through the filing of its Quarterly Report or, should that not occur, pending the Panel’s decision. As a result of the Loudeye’s expectation to file the Quarterly Report shortly, Loudeye expects to become compliant with the applicable Nasdaq listing requirements prior to the completion of the appeals process.

Item 7.01	Regulation FD Disclosure.

     On August 30, 2004, Loudeye issued a press release announcing the receipt of a notice of potential delisting from the Nasdaq Listing Qualification Staff. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1 Press release dated August 30, 2004, announcing the receipt of a notice of potential delisting from the Nasdaq Listing Qualification Staff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2004	Loudeye Corp.
	By:	/s/ Jeffrey M. Cavins
Jeffrey M. Cavins
Chief Executive Officer and President